Exhibit 99.1

128 Sidney Street, Cambridge, MA 02139-4239                                                        TEL: (617) 995-2500 FAX: (617) 995-2510

Contacts:

Investors Carol Hausner Executive Director, Investor Relations and Corporate Communications Tel: (617) 995-2500 info@immunogen.com	Media Tony Loke Rx Communications Group, LLC Tel: (917) 322-2164 tloke@rxir.com

For Immediate Release

ImmunoGen, Inc. to Develop Commercial-Scale Manufacturing Process for Trastuzumab-DM1 for Genentech

- Companies also amend 2000 agreement for TAP compounds targeting HER2, potentially providing increased royalties and milestones to ImmunoGen -

CAMBRIDGE, MA, May 4, 2006 - ImmunoGen, Inc. (Nasdaq: IMGN), a biopharmaceutical company that develops targeted anticancer therapeutics using its Tumor-Activated Prodrug (TAP) technology, today announced that the Company has entered into an agreement to collaborate with Genentech to create a commercial manufacturing process for Genentech’s trastuzumab-DM1 TAP compound. ImmunoGen and Genentech also have agreed to amend their 2000 agreement that grants Genentech exclusive rights to use ImmunoGen’s TAP technology with therapeutic antibodies to HER2. This amendment increases the total potential milestone payments to ImmunoGen under this agreement to $44 million and the royalties to ImmunoGen on HER2-targeting TAP compounds developed by Genentech, including trastuzumab-DM1.

“We’re delighted that Genentech chose to access our process development expertise in order to gain a commercial-scale manufacturing process for trastuzumab-DM1,” commented Mitchel Sayare, Chairman and CEO. “We believe that the considerable increase in the milestone payments and royalties that ImmunoGen potentially can earn with Genentech’s successful development of HER2-targeting TAP compounds reflects the value of our manufacturing expertise in this area as well as the significance of our technology.”

Under the process development agreement announced today, ImmunoGen and Genentech will develop a production method for Genentech to manufacture trastuzumab-DM1 at amounts up to and including commercial scale, and ImmunoGen will receive research support payments in return. ImmunoGen and Genentech also have amended the 2000 agreement that grants Genentech exclusive rights to use ImmunoGen’s maytansinoid TAP technology with therapeutic antibodies to HER2. This amendment increases the potential milestone payments to ImmunoGen under this agreement by $6.5 million and the potential royalties to ImmunoGen on any HER2-targeting TAP compound that may be developed by Genentech.

A TAP compound uses a tumor-targeting antibody to deliver a potent, cell-killing agent specifically to cancer cells. During the manufacturing process, the cell-killing agent is attached to the antibody in a manner that does not significantly impact the binding properties of the antibody. In the past few years, ImmunoGen has manufactured numerous TAP compounds for preclinical and initial clinical testing at the Company's production facility in Norwood, MA. ImmunoGen developed each production method used, providing the Company with extensive experience in the development of manufacturing processes for TAP compounds.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary TAP technology uses tumor-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells. Four TAP compounds are in clinical testing - huN901-DM1 and huC242-DM4, which are wholly owned by ImmunoGen, and AVE9633 and trastuzumab-DM1, which are in development by the sanofi-aventis Group and Genentech, respectively. The sanofi-aventis Group, Genentech, Centocor, Biogen Idec, Boehringer Ingelheim, Millennium Pharmaceuticals, Inc., and Amgen (formerly Abgenix) have licensed the right to develop and/or test TAP compounds to specific targets; ImmunoGen also has a broader collaboration with the sanofi-aventis Group.

This press release includes forward-looking statements. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. It should be noted that there are risks and uncertainties related to the Company’s development of its own products, as well as to the development of products, including trastuzumab-DM1, by our collaborators. A review of these risks can be found in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005 and other reports filed with the Securities and Exchange Commission.

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